Exhibit 99.7

River Hawk Aviation Asset Purchase Agreement Finalized

TRAVERSE CITY, MI, Aug 30, 2007 (MARKET WIRE via COMTEX) -- River Hawk Aviation, Inc. (PINKSHEETS: RHWA) (River Hawk) announced today that it amended its asset purchase agreement with privately held River Hawk Aviation, Inc. (RHA) and finalized the agreement. Management intends to transfer the assets acquired into one of its existing subsidiaries or to create a new subsidiary that will continue the operations previously conducted through the private River Hawk. In connection with closing the asset purchase agreement, River Hawk announced that it has approved a Class A preferred and a Class B preferred stock issuance of which 3.5 million shares of Class A and 2.0 million shares of Class B will be issued to the owner of RHA in exchange for all of his inventories and intellectual property including customer lists and industry contacts.

RHA is owned by Calvin Humphrey who is River Hawk's CEO and Chairman. The agreement to acquire the assets to RHA was commenced prior to Humphrey joining River Hawk in an official capacity. The original asset purchase agreement and closing date has previously been extended and the agreement has been amended to allow for its completion.

RHA is a wholesaler and retailer of aviation parts and components and also provides aircraft brokerage services as well as various management and advisory services including expert appraisals to its aviation clientele. The estimated retail value of aviation parts and components transferred to River Hawk in this transaction is approximately $4 million.

In 2006, RHA's gross revenue was in excess of $1.25 million. Internal estimates of gross revenue for 2007, through August 29, 2007 are estimated to be approximately $300,000 and the forecast for all of 2007 is expected to be $500,000 or more. The decline in sales revenues is largely due to Mr. Humphrey's decision to become a member of River Hawk's management and the time commitment associated with this decision. Internal estimates are that revenues should rebound strongly in 2008 to amounts in excess of $1 million.

Robert Scott, CFO of River Hawk, commented, "The decision to acquire the assets of RHA and to avail us of the management and leadership attributes of Calvin Humphrey is sound and fits our strategic plan extremely well. Within the past few days the Company announced the closing of a merger with Profile Aviation Services, Inc. and Profile Aviation Center, Inc. By amending the terms of the Company agreement with RHA we were able to close this agreement. These two transactions combined give us several profit centers to engage as we operate and grow our holdings. The synergies between our Profile entities and RHA give us an excellent platform from which to grow and prosper."

About River Hawk Aviation, Inc.

River Hawk Aviation, Inc. is a holding company concentrating on the acquisition and development of aviation niche companies. Presently, the Company's operating subsidiary base is comprised of Profile Aviation Center, Inc. and Profile Services, Inc. of Hickory, North Carolina. The Company has also agreed to acquire River Hawk Aviation, Inc. (a private entity) of San Antonio, Texas and upon satisfaction of certain terms and conditions of the agreement expects to take control of this corporation soon.

The combined synergies associated with the Company's current holdings will provide revenues from charter aircraft operations, aviation management services to private aircraft owners, certified aircraft maintenance services, fueling and other fixed base operation services as well as aviation parts and components sales within the aviation industry with a specialization in Saab and other commuter aircraft parts and components. The Company and its subsidiaries are also able to offer consulting services, marketing and appraisals to the aviation community. At present, the Company maintains offices and a fixed base operation including aviation hangars in Hickory, North Carolina, offices and inventory warehousing in San Antonio, Texas, and executive offices in Michigan.

The Company's plan for future growth and development will focus on the acquisition of aviation-related operating businesses and airlines that display the potential for restructuring into profitable and sustainable aviation-related growth concerns.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("the Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements which are based upon certain assumptions and describe future plans, strategies and expectations, are generally identifiable by the use of words as "believe," "expect," "intend," "anticipate," "project," or other similar expressions. These forward-looking statements relate to, among other things, future performance, and perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) managing acquisitions and expansion of operations; (2) our ability to obtain necessary financing and to manage existing debt; (3) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (4) the Company's ability to comply with federal, state and local government and international regulations; and (5) other factors over which we have little or no control. Further information on potential factors that could affect River Hawk Aviation, Inc. is found in the Company's Form 10-K and other documents filed with the U. S. Securities and Exchange Commission.